Exhibit 99.1

Regulus Therapeutics Reports Third Quarter 2021 Financial Results and Recent Updates

-Company advances RGLS8429 for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD)-

-Validating sections of IND-enabling toxicity studies for RGLS8429 completed-

-IND submission and Phase 1 initiation expected in Q2 2022-

-Data from first cohort of patients in Phase 1b clinical trial of first-generation compound, RGLS4326, presented at ASN Kidney Week and Biomarkers for Rare Diseases Summit-

SAN DIEGO, CA, November 10, 2021 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the third quarter ended September 30, 2021 and provided a corporate update.

“We are pleased with the progress we have made in advancing our next generation candidate RGLS8429 as a potential treatment for ADPKD, as the compound has been shown to have the favorable properties of RGLS4326 without the limitations of the first-generation compound,” commented Jay Hagan, CEO of Regulus Therapeutics. “RGLS8429 has demonstrated comparable potency, as well as similar pharmacokinetic and pharmacodynamic profiles, without the off-target CNS effects seen in chronic preclinical toxicology studies with RGLS4326 at the top doses tested. We look forward to our pre-IND meeting in December with the FDA to help finalize our IND submission and reach another important milestone in our mission to improve the lives of ADPKD patients.”

Program Updates

RGLS8429 for ADPKD: In October 2021, the Company discontinued development of its first-generation compound, RGLS4326, to allocate resources and efforts towards the development of its more promising next-generation compound, RGLS8429. The Company believes RGLS8429 has demonstrated a superior pharmacological profile, with the absence of the off-target central nervous system (CNS) effects that were seen with RGLS4326 at the top doses tested in chronic preclinical toxicology studies. RGLS8429 has also shown equal potency to RGLS4326 for its molecular target (miR-17) in both in-vitro and in-vivo efficacy studies. The Company expects to have a pre-IND meeting with the U.S. Food and Drug Administration (FDA) for RGLS8429 before year-end and is on track for an IND submission and initiation of clinical development in the second quarter of 2022, subject to FDA clearance of the IND.

The Company’s Phase 1 plans include a single dose escalation study in healthy volunteers to enable a multi-dose escalation study in ADPKD patients around the dose levels where robust clinical biomarker effects were demonstrated with RGLS4326. The Company anticipates reporting top-line biomarker data in the first cohort of RGLS8429-treated patients in early 2023.

RGLS4326 for ADPKD: On November 4 and November 9, data from the first cohort of patients in the Phase 1b clinical trial of RGLS4326, the Company’s first-generation compound, for the treatment of ADPKD, was presented at the American Society of Nephrology (ASN) Kidney Week, and at the Biomarkers for Rare Diseases Summit. In the first cohort, nine patients were enrolled and received 1 mg/kg of RGLS4326 subcutaneously every other week for four doses. The mean increase in polycystins 1 and 2 at the end of study compared to baseline levels for all nine patients in the first cohort were 58% (p=.0004) and 38% (p=.026), respectively. These data demonstrate clinical evidence that treatment with RGLS4326 increased PC1 and PC2, most likely through inhibition of miR-17 in the kidney of patients with ADPKD. These results also imply that overexpressed miR-17 in ADPKD patients represses Pkd1 and Pkd2 expression, further validating miR-17 as a therapeutic target for ADPKD treatment. The details for each presentation are below:

ASN Kidney Week ePoster:

Poster Title: RGLS4326 Increases Urinary PC1 and PC2 Levels in Individuals with Autosomal Dominant Polycystic Kidney Disease (ADPKD)

Poster Date and Time: Thursday, November 4, 2021, 10:00 AM PDT

Poster Number: PO1244

Biomarkers for Rare Diseases Summit Presentation:

Presentation Title: Results from the First Cohort of Phase1b Clinical Trial of RGLS4326 for the Treatment of Patients with Autosomal Dominant Polycystic Kidney Disease (ADPKD)

Presenter: Edmund Lee, PhD, Executive Director, Biology, Regulus Therapeutics

Presentation Date and Time: Tuesday, November 9, 2021, 9:30 AM PDT

A copy of each presentation is available at www.regulusrx.com/publications/

Financial Results

Cash Position: As of September 30, 2021, Regulus had $35.8 million in cash and cash equivalents.

Research and Development (R&D) Expenses: Research and development expenses were $5.9 million and $13.4 million for the three and nine months ended September 30, 2021, respectively, compared to $4.0 million and $11.4 million for the same periods in 2020, respectively. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.5 million and $7.5 million for the three and nine months ended September 30, 2021, respectively, compared to $2.1 million and $6.7 million for the same periods in 2020, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $8.6 million, or $0.10 per share (basic and diluted), and $20.7 million, or $0.26 per share (basic and diluted), for the three and nine months ended September 30, 2021, compared to $1.5 million, or $0.04 per share (basic and diluted), and $14.4 million, or $0.47 per share (basic and diluted), for the same periods in 2020.

Conference Call and Webcast Information:

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Daylight Time to discuss its third quarter 2021 financial results and corporate update. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 2108429. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode ID 2108429. The webcast and telephone replay will be archived on the Company’s website at www.regulusrx.com following the call.

About ADPKD

ADPKD, caused by the mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60.

About RGLS8429

RGLS8429 is a novel, second generation oligonucleotide designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown robust data in preclinical models, where clear improvements in kidney function, size, and other measures of disease severity, as well as a superior pharmacologic profile have been demonstrated. Regulus has nominated RGLS8429 as a development candidate for the treatment of ADPKD.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this presentation regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program, including the potential sufficiency of the preclinical data required to support clinical studies, the expected timing for submitting an IND and initiating a Phase 1 clinical study, the expected timing for reporting topline data, and the timing and future occurrence of other preclinical and clinical activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, and the risk additional toxicology data may be negative. In addition, while Regulus expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on Regulus’ ability to achieve its preclinical and clinical development objectives and the value of and market for its common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus most recently quarterly report on

Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues:
Revenue under strategic alliances	$—	$5,000	$—	$5,006
Operating expenses:
Research and development	5,915	4,036	13,385	11,396
General and administrative	2,504	2,059	7,471	6,736

Total operating expenses	8,419	6,095	20,856	18,132

Loss from operations	(8,419)	(1,095)	(20,856)	(13,126)
Other expense, net	(209)	(428)	182	(1,289)

Loss before income taxes	(8,628)	(1,523)	(20,674)	(14,415)
Income tax (expense) benefit	—	(1)	(1)	7

Net loss	$(8,628)	$(1,524)	$(20,675)	$(14,408)

Net loss per share, basic and diluted	$(0.10)	$(0.04)	$(0.26)	$(0.47)

Weighted average shares used to compute basic and diluted net loss per share:	87,042,437	38,137,281	78,560,760	30,695,137

	September 30, 2021	December 31, 2020
	(Unaudited)
Cash and cash equivalents	$35,848	$31,087
Total assets	43,042	37,604
Term loan, less debt issuance costs	4,668	4,652
Stockholders’ equity	29,012	26,026